UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2017 (July 27, 2017)

AT HOME GROUP INC.

(Exact name of registrant as specified in charter)

Delaware	001-37849	45-3229563
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1600 East Plano Parkway Plano, Texas	75074
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 265-6227

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act    ☒

Item 1.01. Entry into a Material Definitive Agreement.

On July 27, 2017, certain subsidiaries of At Home Group Inc. (the “Company”) entered into amendments to the Company’s existing senior secured credit facilities.  At Home Holdings II Inc. (“Holdings”), At Home Holding III Inc. (“AHIII”), At Home Stores LLC (“Stores” and, together with AHIII, the “Borrowers”), and certain wholly-owned subsidiaries of Holdings (together with Holdings, the “Guarantors”), entered into the Seventh Amendment to Credit Agreement (the “ABL Amendment”) with Bank of America, N.A., as administrative agent, and the lenders party thereto (the “Lenders”), which amends the Credit Agreement, dated as of October 5, 2011, as amended ( the “ABL Credit Agreement”), among Holdings, the Borrowers, Bank of America, N.A., as administrative agent swing line lender and letter of credit issuer, the other lenders and financial institutions from time to time party thereto.

Pursuant to the ABL Amendment, the maximum committed principal amount of revolving credit loans was increased from $215 million to $350 million (with the letter of credit sublimit increased from $25 million to $50 million and the swingline sublimit increased from $10 million to $20 million).  In addition, the maturity of the ABL Credit Agreement was extended to the earlier of July 27, 2022 and 91 days prior to the maturity date of the term loans under the First Lien Credit Agreement, dated as of June 5, 2015 (as such date may be extended), certain pricing thresholds were adjusted and certain covenant restrictions were loosened.  There are no financial maintenance covenants in the ABL Credit Agreement.  However, during the existence of an event of default or when we fail to maintain availability of at least the greater of $15.0 million or 10% of the loan cap, the consolidated fixed charge coverage ratio on a rolling 12 month basis as of the end of any fiscal month must be 1.00 to 1.00 or higher.

Borrowings under the ABL Credit Agreement will continue to bear interest at a rate per annum equal to, at our option: (x) the higher of (i) the Federal Funds Rate plus 1/2 of 1.00%, (ii) the bank’s prime rate and (iii) LIBOR plus 1.00%, plus in each case, an applicable margin of 0.25% to 0.75% based on our availability or (y) the bank’s LIBOR rate plus an applicable margin of 1.25% to 1.75% based on our availability.

Under the ABL Credit Agreement, the revolving credit loans outstanding thereunder will continue to be secured by substantially all of our assets with a first priority lien on ABL priority collateral and a second priority lien (as between the ABL facility lenders and the term loan facility lenders) on all non-ABL priority collateral; provided, however, that real property will no longer form part of the collateral under the ABL Credit Agreement.

In addition to the ABL Amendment, the Company’s subsidiaries that are parties to the ABL Credit Agreement entered into a First Amendment, dated as of July 27, 2017 to the First Lien Credit Agreement, dated as of June 5, 2015, (the “Term Loan Amendment”) to permit the incurrence of additional indebtedness pursuant to the ABL Amendment and to make certain technical changes to conform to the terms of the ABL Amendment.

The foregoing descriptions of the ABL Amendment and the Term Loan Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of the ABL Amendment and the Term Loan Amendment, respectively, which are filed as Exhibits 10.1.8 and 10.2.1 to this Current Report on Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits:

Exhibit Number	Description

10.1.8

Seventh Amendment to Credit Agreement, dated July 27, 2017, by and among At Home Holding III Inc. and At Home Stores LLC, with At Home Holding II Inc. as parent guarantor, certain of At Home Holding II Inc.’s indirect wholly-owned domestic subsidiaries as subsidiary guarantors, the lenders party thereto and Bank of America N.A., as administrative agent and collateral agent.

10.2.1

First Amendment to Senior Secured Term Loan Facility, dated July 27, 2017, by and between At Home Holding III Inc., with At Home Holding II Inc. as parent guarantor, certain of At Home Holding II Inc.’s indirect wholly-owned domestic subsidiaries as subsidiary guarantors, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT HOME GROUP INC.

Date: August 1, 2017	By:	/s/ JUDD T. NYSTROM
		Name:	Judd T. Nystrom
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1.8

Seventh Amendment to Credit Agreement, dated July 27, 2017, by and among At Home Holding III Inc. and At Home Stores LLC, with At Home Holding II Inc. as parent guarantor, certain of At Home Holding II Inc.’s indirect wholly-owned domestic subsidiaries as subsidiary guarantors, the lenders party thereto and Bank of America N.A., as administrative agent and collateral agent.

10.2.1

First Amendment to Senior Secured Term Loan Facility, dated July 27, 2017, by and between At Home Holding III Inc., with At Home Holding II Inc. as parent guarantor, certain of At Home Holding II Inc.’s indirect wholly-owned domestic subsidiaries as subsidiary guarantors, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent.